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                      METROPOLITAN LIFE INSURANCE COMPANY
                                [200 Park Avenue
                              New York, NY 10166]

                 PRESERVATION AND GROWTH RIDER - LIVING BENEFIT

THE RIDER IS A GUARANTEED MINIMUM ACCUMULATION BENEFIT RIDER. THIS RIDER FORMS A PART OF THE CONTRACT TO WHICH IT IS ATTACHED AND IS EFFECTIVE UPON ISSUANCE. IN THE CASE OF A CONFLICT WITH ANY PROVISION OF THE CONTRACT, THE PROVISIONS OF THIS RIDER WILL CONTROL. THIS RIDER WILL TERMINATE UPON ASSIGNMENT OR A CHANGE IN OWNERSHIP OF THE CONTRACT UNLESS THE NEW ASSIGNEE OR OWNER MEETS THE QUALIFICATIONS SPECIFIED IN THE TERMINATION OF RIDER SECTION BELOW.

This Rider's provisions will remain part of the Contract until terminated in accordance with the provisions below. This Rider amends the Contract as follows:

The following is added to the "Account Value Provisions" section:

PRESERVATION AND GROWTH RIDER (PGR)

This Rider guarantees that the Account Value on the Preservation and Growth Rider End Date ("PGR End Date") defined in the Contract Schedule will not be less than the Preservation and Growth Rider Amount ("PGR Amount") (described in
Section 1). If your Account Value on the PGR End Date is less than the PGR Amount, we will apply an additional amount, called the Preservation and Growth Rider Payment ("PGR Payment") (described in Section 2) to increase your Account Value to equal the PGR Amount.

     1.    PGR AMOUNT

     On the Issue Date, the PGR Amount is set equal to your Purchase Payment multiplied by the Adjustment Factor shown on the Contract Schedule. After the Issue Date, the PGR Amount will equal:

     (i) The sum total of each Purchase Payment received multiplied by the Adjustment Factor shown on the Contract Schedule, less

     (ii)  The sum total of each Withdrawal Adjustment.

     A Withdrawal Adjustment is equal to the value of the PGR Amount immediately prior to a partial withdrawal, multiplied by the Percentage Reduction in Account Value attributable to the partial withdrawal. The Percentage Reduction in Account Value attributable to a partial withdrawal is computed by dividing the dollar amount of the withdrawal, plus any applicable Withdrawal Charges, by the Account Value immediately preceding such withdrawal.

     2.    PGR PAYMENT

     At the PGR End Date, a comparison will be made between the Account Value and the PGR Amount.

     If the Account Value is less than the PGR Amount the Company will credit a PGR Payment to your Account Value in the amount equal to:

     (a)   The PGR Amount as of the PGR End Date, less

     (b)   the Account Value as of the PGR End Date.

     The PGR Payment will be added to your Account Value on the PGR End Date. This addition will result in the crediting of Accumulation Units to the Subaccounts in the ratio that the portion of the Account Value in such Subaccounts bears to the total Account Value.

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     If the Account Value is greater than or equal to the PGR Amount on the PGR
     End Date, then there will be no payable PGR Payment, the rider will be terminated and we will no longer deduct the Preservation and Growth Rider Fee Rate ("PGR Fee Rate") as described below.

     3.    PGR FEE RATE

     While this Rider is in-force, we assess a daily charge equal on an annual basis to the PGR Fee Rate of the average daily net asset value of the Subaccounts of the Separate Account. The PGR Fee Rate as of the PGR Rider Effective Date is shown on the Contract Schedule. We will no longer assess the PGR Fee Rate upon termination of the Rider.

     The PGR Fee Rate may be changed if an Optional Step Up is elected and takes effect.

     4.    INVESTMENT LIMITATIONS

     While this Rider is in-force, we limit allocation and Transfers during the Accumulation Period to one of the PGR Subaccounts shown on the Contract Schedule. You may be permitted to transfer all or a portion of your Account Value to the additional Investment Option(s). However, the right to make any transfer will be limited by any terms and conditions in effect at the time of transfer.

     5.    OPTIONAL STEP UP

     On any Contract Anniversary on or after the PGR First Optional Step Up Date specified on the Contract Schedule, you may elect an Optional Step Up provided the amount of time that has elapsed since the later of the PGR Rider Effective Date or the last Optional Step Up is at least equal to the PGR Optional Step Up Waiting Period specified on the Contract Schedule. You may elect by Notice, an Optional Step Up provided that:

     1. The Account Value exceeds the PGR Amount immediately before the Step Up, and
     2. Your Attained Age on the Optional Step Up Date (or the age of the oldest Joint Owner, or of the Annuitant if the Owner is a non-natural person) does not exceed the Maximum Optional Step Up Age as shown on the Contract Schedule.

     You may elect an Optional Step Up by providing Notice to Us in accordance with our administrative procedures. The Optional Step Up will take effect on the Contract Anniversary following receipt of such Notice.

     If you elect an Optional Step Up and it takes effect, it will:

           a) reset the PGR Amount to the Account Value on the Contract Anniversary following receipt of an Optional Step Up election. Purchase Payment and Withdrawal Adjustments previously used to calculate the PGR Amount will be set equal to zero on the Step Up date, and the Account Value on the Step Up date will be treated as a single Purchase Payment received on that date for purposes of determining the PGR Amount.

           b) reset the PGR End Date to be measured from the most recent Optional Step Up Date, as described on the Contract Schedule.

           c) reset, if applicable, the PGR Fee Rate to a rate we shall determine that does not exceed the Maximum Optional Step Up PGR Fee Rate, as shown on your Contract Schedule, provided that this rate will not exceed the rate currently applicable to the same rider with the same benefits, if available, for new contract purchases at the time of Step Up.

     After an Optional Step Up takes effect, you may cancel that Optional Step Up, in accordance with our administrative procedures, by providing Notice to us within the Optional Step Up Cancellation Period as shown on your Contract Schedule. The cancellation of an Optional Step Up would act to reverse the step up that just occurred. If an Optional Step Up is cancelled, your PGR Amount and PGR End Date will revert to the PGR Amount and PGR End Date that applied prior to being reset. If an Optional Step Up resulted in an

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     increase to your PGR Fee Rate, the Account Value will be adjusted to reflect the fee rate had the step up not occurred.

     6.    EFFECT ON DEATH BENEFIT

     While this Rider is in-force the death benefit will at least be equal to the PGR Amount.

     As of the date both due proof of death and an election for the payment method is received by us, a comparison of the PGR Amount and the death benefit provided by your Contract will be made. If this PGR Amount is greater than the death benefit provided by your Contract, then the PGR Amount will be available instead of the death benefit provided by the Contract.

     All other Death Benefit Provisions of your Contract will apply.

     7.    SPOUSAL CONTINUATION

     If the surviving spouse (subject to the Maximum Optional Step Up Age in the Contract Schedule at time of continuation) continues the contract under the Spousal Continuation provisions of the contract, and this rider is in effect at the time of the continuation, then the same terms and conditions that applied to the Owner under this rider will continue to apply to the surviving spouse. The PGR End Date will remain the same. If the surviving spouse is older than the Maximum Optional Step Up Age in the Contract Schedule at time of continuation, the PGR will terminate; however, the surviving spouse may elect to continue the Contract in his or her own name and exercise all the Owner's rights under the Contract.

     8.    TERMINATION OF RIDER

     This Rider may not be cancelled, and this Rider will terminate upon the earliest of:

     a)    The PGR End Date;
     b)    The date you make a full withdrawal of your Account Value;
     c)    The date you apply any portion of your Account Value to an Annuity
           Option;
     d)    Upon a change in ownership (or assignment) of the contract unless:
           (i) The new owner or assignee assumes full ownership of the contract and is essentially the same person (e.g. an individual ownership changed to a personal revocable trust, a change to a court appointed guardian representing the owner during the owner's lifetime, etc.); or
           (ii) The assignment is for the purposes of effectuating a 1035 exchange of the contract (i.e. the rider may continue during the temporary assignment period and not terminate until the contract is actually surrendered);
           (iii) The contract is continued under the spousal continuation provisions of the contract
     e) Death of the Owner or Joint Owner (or Annuitant if the Owner is a non-natural person) unless the contract is continued under the spousal continuation provisions of the contract.

Metropolitan Life Insurance Company has caused this Rider to be signed by its [Secretary].

                                                         /s/ Illegible Signature

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